SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) of the
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                       ----------------------------------
Name:                    THE COMMUNITY REINVESTMENT ACT
                            QUALIFIED INVESTMENT FUND

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                     200 East Broward Boulevard, Suite 1125
                            Fort Lauderdale, FL 33301

             Telephone Number (including Area Code): (877) 272-1977

                Name and address of agent for service of process:

                                Terence P. Smith
                           Declaration Service Company
                           555 North Lane, Suite 6160
                             Conshohocken, PA 19428

                                   Copies to:

                          Henry S. Hilles, Jr., Esquire
                           Drinker Biddle & Reath LLP
                        1345 Chestnut Street, Suite 1100
                      Philadelphia, Pennsylvania 19107-3496
                       -----------------------------------

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

| | No
|X| Yes

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Fort Lauderdale and State of Florida as of the 3rd day of February, 1999.

                                        THE COMMUNITY REINVESTMENT
                                        ACT QUALIFIED INVESTMENT FUND


                                        By: /s/ David A. Zwick
                                            --------------------------
                                            David A. Zwick
                                            President

Attest: /s/ Neil M. Solomon
        -------------------------
        Neil M. Solomon
        Treasurer